UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January31, 2023

JANONE INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	000-19621	41-1454591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102
Las Vegas, Nevada		89119
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 702 997-5968

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JAN	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 3 - Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As of January 31, 2023 (the date of this Current Report on Form 8-K), JanOne Inc. (“we” or “us”) believes that we presently comply with Nasdaq’s Listing Rule 5550(b)(1) that requires us to maintain a minimum of $2,500,000 in stockholders’ equity for continued listing. Our compliance is a result of the December 28, 2022 transaction, wherein we acquired Soin Therapeutics LLC via a reverse triangular merger. As previously disclosed, we issued 100,000 shares of our Series S Convertible Preferred Stock as consideration for the acquisition.

At October 1, 2022 (the end of our third fiscal quarter), our total stockholders’ equity was approximately $1.15 million,. Solely by virtue of the Soin Therapeutics LLC transaction, our estimated pro forma total stockholders’ equity at October 1, 2022, would have been greater than $2.5 million. Accordingly, we are again in compliance with Nasdaq’s Listing Rule 5550(b)(1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JANONE INC.

By:	/s/ Tony Isaac
Name: Tony Isaac
Title: Chief Executive Officer

Dated: January 31, 2023